Exhibit 8.3

February 15, 2013

Stifel Financial Corp.

501 N. Broadway

St. Louis, Missouri 63102

Re:   Agreement and Plan of Merger by and among Stifel Financial Corporation, KBW, Inc., SFKBW One, Inc., and SFKBW Two, LLC

To the Board of Directors:

We have acted as counsel to Stifel Financial Corporation, a Delaware corporation (“Stifel”), in connection with the Reorganization, as defined and described in the Agreement and Plan of Merger dated as of November 5, 2012 (the “Merger Agreement”) by and among Stifel, KBW, Inc., a Delaware corporation (“KBW”), SFKBW One, Inc., a Delaware corporation (“Merger Subsidiary”), and SFKBW Two, LLC, a Delaware limited liability company (“Successor Subsidiary”). This opinion is furnished to you pursuant to Section 9.06(a) of the Merger Agreement. Capitalized terms used but not defined herein are defined as set forth in the Agreement.

We have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”), the certificates executed by officers of both Parent and KBW, dated as of February 15, 2013 and attached hereto (“Tax Representation Letters”), and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts. In rendering our opinion, we have assumed that the Reorganization and the transactions contemplated by the Merger Agreement will be consummated in the manner described in the Merger Agreement, the Registration Statement, or the agreements contemplated thereby. We also have assumed the accuracy of the facts concerning the Reorganization that have come to our attention during our engagement, and the accuracy of certain representations made by Parent, Merger Subsidiary, Successor Subsidiary, and KBW in connection with the issuance of our opinion, including the representations contained in the Merger Agreement and the Tax Representation Letters.

Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants,

Stifel Financial Corp.

February 15, 2013

statements and representations through and as of the Effective Time of the Reorganization. We have also assumed that any representations made in the Merger Agreement or the Tax Representation Letters “to the knowledge of” or based upon the belief of Parent, KBW, Merger Subsidiary or Successor Subsidiary similarly qualified are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification. Any material change in the facts referred to, set forth, or assumed herein, in the Merger Agreement, or in the Tax Representation Letters could affect the conclusions stated herein.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretative rulings of the IRS and such other authorities as we have deemed relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change in the authorities or facts, information, covenants, statements, representations, or assumptions upon which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including any changes that have retroactive effect) in applicable statutes, regulations, judicial decisions or administrative interpretations, or any changes that would cause any statement, representation or assumption herein to no longer be true or correct.

Based solely upon and subject to the foregoing, we are of the opinion that for federal income tax purposes the Reorganization will be treated as a tax-free reorganization within the meaning of section 368(a) of the Code and that Parent, Merger Subsidiary, Successor Subsidiary and KBW will each be a party to such reorganization within the meaning of section 368(b) of the Code.

The foregoing opinion reflects our best professional judgment as to certain of the factual income tax consequences of the proposed transaction to which the opinion relates. Our opinion is not binding on the IRS or any other taxing authority. No assurance can be given that our opinion will not be challenged by the IRS, or that any such challenge will not be successful.

This letter is furnished to you for use in connection with the Reorganization and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.

Very truly yours,

/s/ BRYAN CAVE LLP